EXHIBIT 99.1

OAK FINANCIAL CORPORATION, PARENT COMPANY OF BYRON BANK, REPORTS FOURTH QUARTER AND FULL YEAR RESULTS.

Byron Center, MI, February 27, 2009 — OAK Financial Corporation (OKFC), a West Michigan-based bank holding company, reported full year net income of $1,536,000 compared to $6,729,000 a year ago. Although net income is down significantly as explained below, we believe that many of our key performance measurements continue to compare favorably to the industry and our peer group. Fourth quarter results include a net loss of $1,882,000 compared to fourth quarter net income of $1,476,000 in 2007. Basic and diluted earnings per share in the fourth quarter of 2008 were ($0.69) compared to $0.55 reported for the fourth quarter of 2007. For the full-year, basic and fully diluted earnings per share declined 77% to $0.57 in 2008, from $2.49 in 2007. Net income declined $5,193,000 from 2007 to 2008. The table below identifies the certain significant changes and unusual items reflected in the results for 2008.

Significant or unusual items in 2008 (dollars in thousands):

Increase in loan loss provision	$3,734
Impairment charge on investments	3,231
Impairment or loss on sale of real estate	836
Increase in loan collection expenses	289
Federal income tax effect	(2,750)

Total	$5,340

The bank’s total assets and total loans reached new record levels. Total assets at December 31, 2008 equaled $840 million, an increase of $38 million from the end of the third quarter and an increase of $97 million for the year. The increase in assets was largely due to the growth in total loans, which increased $36 million during the fourth quarter and $105 million for the year. Compared to one year ago, total assets increased 13%, total loans increased 18%, and total deposits increased 20%.

The bank continues to be well capitalized, with an equity-to-asset ratio of 8.4% at December 31, 2008 compared to 9.5% at December 31, 2007. We applied and received approval for $20 million under the government’s Capital Purchase Plan (“CPP”). However, after careful consideration and evaluation, a decision was made to decline participation. We are confident our current capital position is adequate to support our business. Furthermore, we believe the constraints and uncertainty of participating in the “CPP” outweigh the expected benefits.

“Events beyond our control continue to batter our economy and our industry. Regardless of their cause – bad public policy, inadequate regulatory oversight, flawed judgment or simple greed – the consequences have been inescapable. We, too, have obviously felt their impact,” said Patrick K. Gill, President and CEO of OAK Financial Corporation and Byron Bank. “While I join a chorus of bank CEOs in lamenting fourth quarter and full-year 2008 performance, I believe that our company is uniquely positioned to ultimately benefit from the current economic turmoil. As I’ve said repeatedly, we refuse to be distracted by those things we can’t control and remain focused upon those we can. Despite the current economic environment and short-term disappointments, we’re confident, on a long-term basis, in our ability to deliver improved financial performance, sustained capital adequacy and enhanced shareholder value.”

The Bank’s fourth quarter net interest margin declined 11 basis points from the prior quarter and 29 basis points from the fourth quarter of 2007. The FOMC lowered short–term interest rates 175 basis point in the fourth quarter, lowering the target Fed Funds rate to near zero. The significant decline in our loan yields combined with the inability to lower our deposit rates by a similar amount resulted in compression of our net interest margin. The net interest margin in the fourth quarter of 2008 was 3.20% compared to 3.49% for the fourth quarter of 2007. Net interest income for the fourth quarter of 2008 was slightly higher than the fourth quarter of 2007 due to the strong growth in earning assets.

The provision for loan losses was $1,950,000 in the fourth quarter compared to $1,400,000 in the third quarter of 2008 and $562,000 during the fourth quarter of 2007. The higher provision for loan losses reflects continued strong loan growth and credit deterioration. Although total non-performing assets declined in the fourth quarter of 2008, credit quality continues to be under pressure due to the decline in real estate values and weakening economy. The higher level of loan loss provision contributed to an increase in the allowance as a percent of total loans from 1.20% at the end of 2007 to 1.33% at December 31, 2008.

Total non-interest income was significantly lower in the fourth quarter of 2008 and for the full year due to an impairment charge of $3.2 million on the bank’s money-market preferred (“MMP”) auction rate securities. The impairment charge represents approximately 43% of the $7.5 million par value of these securities. While it is normal for security values to rise and fall, it was determined that the decline in the market value of the MMP’s was other-than-temporary. All four securities continue to be investment grade and are current on all interest and dividend payments. Increases in fee income were achieved in each line of business: deposit service charges increased 4%, insurance and brokerage fees, excluding annual profit sharing, increased 1%, and mortgage banking fees increased 19% compared to the prior full year period.

Operating expenses increased $425,000, or 8%, in the fourth quarter of 2008 compared to the fourth quarter of 2007. For the full year period, total operating expenses increased 10%. Total salary and benefit costs was 8% lower in the fourth quarter of 2008 compared to the fourth quarter of 2007, resulting in an increase for the full year of 1%. The decline in salary and benefit expense in the fourth quarter of 2008 reflects the reversal of incentive accruals and decline in other salaries and benefits. The increase in our occupancy and equipment expense reflects the cost of adding our 14th office, which is located on East Paris in Grand Rapids, several building renovations and the addition of several new off-site ATMs. Total non-interest expense in the fourth quarter also includes $513,000 of expense resulting from an impairment charge on bank owned property, losses on the sale of other real estate and loan collection costs. For the full year, total expenses associated with other real estate and loan collection costs totaled approximately $1.4 million, an increase of approximately $.9 million from 2007.

Non-performing assets totaled $5.3 million at December 31, 2008, down $3.5 million from the prior quarter and down $1.6 million from December 31, 2007. Total non-performing assets, represent .63% of total assets and compared to 1.10% at September 30, 2008 and .93% at December 31, 2007. At December 31, 2008, total non-performing assets consist of $2.3 million of other real estate and $3.0 million of loans that are not accruing interest. Net loans charged-off as a percent of total average loans was 1.12% in the fourth quarter of 2008 compared to .13% in the third quarter of 2008 and 1.00% in the fourth quarter of 2007. Net loans charged-off in the fourth quarter totaled $1,873,000 compared to $1,427,000 during the fourth quarter of 2007. The percent of loans charged-off during 2008 was .45% compared to ..31% in 2007.

OAK Financial Corporation owns Byron Bank and provides traditional banking services and products through 14 banking offices serving 14 communities in Kent, Ottawa and Allegan counties in West Michigan. Byron Bank owns a subsidiary, Byron Investment Services, which offers mutual fund products, securities brokerage services, retirement planning services, investment management and advisory services. Our other subsidiary, Byron Insurance Agency, delivers a broad range of personal and business insurance products. For information regarding stock transactions, please contact Kent King Securities at 1-888-804-8891, Howe Barnes at 1-800-800-4693, Royal Securities at 616-538-2550 or Stifel, Nicolaus & Co., Inc. at 616-942-1717.

CAUTIONARY STATEMENT: This press release contains certain forward-looking statements that involve risks and uncertainties. Forward-looking statements include, but are not limited to, statements concerning future growth in earning assets and net income, the sustainability of past results, and other expectations and/or goals. Such statements are subject to certain risks and uncertainties which could cause actual results to differ materially from those expressed or implied by such forward-looking statements, including, but not limited to, economic, competitive, governmental and technological factors affecting our operations, markets, products, services, interest rates and fees for services. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Further information concerning our business, including additional factors that could materially affect our financial results, is included in our filings with the Securities and Exchange Commission.

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For more information, please contact:
                      Patrick K. Gill, President & CEO at (616) 588-7420, or
                      James A. Luyk, Executive Vice President COO & CFO at (616) 588-7419
                      OAK Financial Corporation, Byron Center, Mich.

OAK FINANCIAL CORPORATION AND SUBSIDIARIES	CONSOLIDATED BALANCE SHEETS

(Dollars in thousands, except per share data)	December 31, 2008 (Unaudited)	December 31, 2007

ASSETS

Cash and cash equivalents	$15,411	$15,342

Available-for-sale securities	107,251	117,627

Loans held for sale	2,762	3,496

Total loans	686,932	582,296
Allowance for loan losses	(9,130)	(7,008)

Net Loans	677,802	575,288

Accrued interest receivable	3,967	3,580
Premises and equipment, net	16,782	16,372
Restricted investments	5,101	3,379
Other assets	11,235	8,362

Total assets	$840,311	$743,446

LIABILITIES AND STOCKHOLDERS' EQUITY

Deposits
Non-interest bearing	$76,585	$74,015
Interest bearing	600,684	491,433

Total deposits	677,269	565,448

Federal funds purchased	2,300	37,600
Repurchase agreements	20,350	20,350
FHLB advances	63,655	43,258
Other borrowed funds	1,030	436
Other liabilities	5,352	5,541

Total liabilities	769,956	672,633

Stockholders' equity
Common stock, $1 par value; 4,000,000 shares authorized;
2,703,009 shares issued and outstanding	2,703	2,703
Additional paid-in capital	32,778	32,778
Retained earnings	34,171	35,014
Accumulated other comprehensive income	703	318

Total stockholders' equity	70,355	70,813

Total liabilities and stockholders' equity	$840,311	$743,446

OAK FINANCIAL CORPORATION AND SUBSIDIARIES	CONSOLIDATED STATEMENTS OF INCOME

(Dollars in thousands except per share data)	Three Months ended December 31, (Unaudited)		Twelve Months ended December 31, (Unaudited)

	2008	2007	2008	2007

Interest Income
Interest and fees on loans	$9,207	$10,201	$38,082	$40,717
Available-for-sale securities	1,231	1,330	4,984	5,129
Restricted investments	57	40	212	158
Other interest income	2	3	27	79

Total interest income	10,497	11,574	43,305	46,083

Interest expense
Deposits	3,481	4,670	14,755	19,244
Federal funds purchased	25	300	495	861
Repurchase agreements	248	248	984	535
FHLB advances	718	523	2,680	1,892
Other borrowed funds	7	5	14	39

Total interest expense	4,479	5,746	18,928	22,571

Net interest income	6,018	5,828	24,377	23,512

Provision for loan losses	1,950	562	4,955	1,221

Net interest income after provision for loan losses	4,068	5,266	19,422	22,291

Non-interest income
Service charges on deposit accounts	1,363	1,397	5,416	5,224
Mortgage banking	276	243	1,193	999
Net gain (loss) on sales of securities	(3,226)	2	(3,174)	12
Insurance premiums and brokerage fees	275	428	1,228	1,325
Other	129	180	645	683

Total non-interest income	(1,183)	2,250	5,308	8,243

Non-interest expenses
Salaries	2,382	2,546	10,194	10,223
Employee benefits	579	667	2,313	2,170
Occupancy (net)	481	395	1,847	1,581
Furniture and fixtures	344	285	1,305	1,134
Loss (gain) on other real estate	194	(9)	591	(45)
Other	2,051	1,722	7,339	6,456

Total non-interest expenses	6,031	5,606	23,589	21,519

Income before federal income taxes	(3,146)	1,910	1,141	9,015

Federal income taxes	(1,264)	434	(395)	2,286

Net income	($ 1,882)	$1,476	$1,536	$6,729

Income per common share:
Basic	($ 0.69)	$0.55	$0.57	$2.49
Diluted	($ 0.69)	$0.55	$0.57	$2.49

OAK FINANCIAL CORPORATION AND SUBSIDIARIES	CONSOLIDATED FINANCIAL HIGHLIGHTS

(Unaudited)

(Dollars in thousands except per share data)	4th Qtr 2008	3rd Qtr 2008	2nd Qtr 2008	1st Qtr 2008	4th Qtr 2007

Earnings
Net interest income	$6,018	$6,106	$6,235	$6,018	$5,828
Provision for loan losses	$1,950	$1,400	$930	$675	$562
Non-interest income	$(1,183)	$2,089	$2,218	$2,184	$2,250
Non-interest expense	$6,031	$5,971	$5,996	$5,591	$5,606
Net income	$(1,882)	$737	$1,199	$1,482	$1,476
Basic earnings per share	$(0.69)	$0.27	$0.44	$0.55	$0.55
Diluted earnings per share	$(0.69)	$0.27	$0.44	$0.55	$0.55
Average shares outstanding	2,703	2,703	2,703	2,703	2,703

Performance Ratios
Return on average assets	(0.92)%	0.37%	0.62%	0.80%	0.80%
Return on average equity	(10.45)%	4.06%	6.64%	8.29%	8.32%
Net interest margin (tax-equivalent)	3.20%	3.31%	3.56%	3.56%	3.49%
Efficiency ratio	71.0%	70.0%	69.0%	66.1%	67.5%
Full-time equivalent employees	205	204	202	200	200
Ending equity to ending assets	8.37%	8.92%	9.06%	9.46%	9.53%
Book value per share	$26.03	$26.49	$26.37	$26.77	$26.20

Asset Quality
Net loans charged-off	$1,873	$207	$195	$558	$1,427
Net charge-offs to total average loans (annualized)	1.12%	0.13%	0.13%	0.38%	1.00%
Nonperforming assets	$5,332	$8,838	$6,714	$5,236	$6,932
Allowance for loan losses to total loans	1.33%	1.39%	1.25%	1.18%	1.20%
Nonperforming assets to total assets	0.63%	1.10%	0.85%	0.68%	0.93%

(Dollars in thousands except per share data)	YTD 12/31/08	YTD 12/31/07

Earnings
Net interest income	$24,377	$23,512
Provision for loan losses	$4,955	$1,221
Non-interest income	$5,308	$8,243
Non-interest expense	$23,589	$21,519
Net income	$1,536	$6,729
Basic earnings per share	$0.57	$2.49
Diluted earnings per share	$0.57	$2.49
Average shares outstanding	2,703	2,703

Performance Ratios
Return on average assets	0.20%	0.95%
Return on average equity	2.13%	9.85%
Net interest margin (tax-equivalent)	3.40%	3.63%
Efficiency ratio	69.1%	66.1%

Asset Quality
Net loans charged-off	$2,833	$1,723
Net charge-offs to total average loans (annualized)	0.45%	0.31%